EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT



THE BOARD OF DIRECTORS
CS Wireless Systems, Inc.:



    We consent to the use of our report dated March 22, 1996, on the statements of operations, stockholders' deficit, and cash flows of Metropolitan Cablevision, Inc. for the period from March 1, 1993 to June 3, 1993, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.



    Our report contains an emphasis paragraph that states that subsequent to period end, Metropolitan Cablevision, Inc.'s ("Cablevision") creditors foreclosed on and sold the assets of Cablevision. As a result, Cablevision recorded a write-down in the year ended February 28, 1993 to reflect the permanent impairment of its assets.



                                          KPMG PEAT MARWICK LLP



Dallas, Texas
July 2, 1996

                         INDEPENDENT AUDITORS' CONSENT



THE BOARD OF DIRECTORS
CS Wireless Systems, Inc.:



    We consent to the use of our report dated January 15, 1996, on the balance sheets of Dayton System (A Division of TechniVision, Inc.) as of May 31, 1995 and 1994, and the related statements of operations, system equity, and cash flows for the years then ended, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.



    Our report contains an explanatory paragraph that states that Dayton System's recurring losses from operations and excess of current liabilities over current assets raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                          KPMG PEAT MARWICK LLP



Dallas, Texas
July 2, 1996